EXHIBIT 11--STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

A. T. CROSS COMPANY AND SUBSIDIARIES

                                              Year Ended December 31
                                           1994        1993        1992
Earnings (loss) per common share:
 Weighted average shares outstanding    16,872,505  16,927,411   16,903,170

 Net income (loss)                     $10,533,922 $(3,480,926) $10,817,692

 Per share amount                            $0.62      $(0.21)       $0.64

Primary:
 Weighted average shares outstanding    16,872,505  16,927,411   16,903,170

 Dilutive stock options--based on the
  treasury stock method using average
  market price                              78,315          -        47,730
     TOTAL                              16,950,820  16,927,411   16,950,900

 Net income (loss)                     $10,533,922 $(3,480,926) $10,817,692

 Per share amount                            $0.62      $(0.21)       $0.64

Fully diluted:
 Weighted average shares outstanding    16,872,505  16,927,411   16,903,170

 Dilutive stock options--based on the
  treasury stock method using the market
  price at the end of each quarter,
  if higher than average market price       78,477           -       47,730
      TOTAL                             16,950,982  16,927,411   16,950,900

 Net income (loss)                     $10,533,922 $(3,480,926) $10,817,692

Per share amount                            $ 0.62      $(0.21)       $0.64